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Exhibit 99.1

CITIGROUP'S 2003 NET INCOME A RECORD $17.85 BILLION
INCOME FROM CONTINUING OPERATIONS UP 33%
2003 EPS FROM CONTINUING OPERATIONS OF $3.42, INCREASING 32%

REVENUES UP 9% IN 2003 TO $77.4 BILLION

RECORD FOURTH QUARTER EARNINGS OF $4.76 BILLION, A 96% INCREASE
FOURTH QUARTER EPS RISING 94% TO $0.91

FOURTH QUARTER REVENUES UP 13% TO $20.2 BILLION

        New York, NY, January 20, 2004—Citigroup Inc. (NYSE:C) today reported record net income for the twelve months ended December 31, 2003 of $17.85 billion, an increase of 17% over 2002. Results in 2002 included income related to Travelers Property Casualty, which was subsequently spun off to shareholders. Income from continuing operations of $17.85 billion increased 33% over 2002. Earnings per share from continuing operations was $3.42, an increase of 32% over 2002.

        For the fourth quarter of 2003, Citigroup's net income was $4.76 billion, or $0.91 per share, a 96% increase from the fourth quarter of 2002 net income of $2.43 billion, which included a $1.3 billion after-tax charge related to the establishment of reserves for regulatory settlements and related civil litigation. Excluding this charge, net income rose 27%. Included in the fourth quarter 2003 results was a $242 million after-tax charge for credit and trading losses related to the fraud announced last month at Parmalat.

        "Citigroup's record 2003 performance exemplifies the earnings power of our best-in-class businesses and the strength of our extraordinary model. We did more, for more clients, in more places than any other financial services company, and we are entering 2004 in an excellent business position," said Charles Prince, Chief Executive Officer of Citigroup. "Customer volumes remain strong, as they were throughout 2003. We maintained the number one position in global debt and equity underwriting as well as global disclosed fees. We have established ourselves as the leading private label credit card issuer. Our customer deposits through our retail bank exceeded $240 billion globally, and total client assets in our Private Client business passed the $1 trillion mark this quarter. Our organic growth momentum, combined with the acquisitions we announced during the year in key areas, including the Sears credit card business, the Home Depot private label relationship card business, the consumer finance business of Washington Mutual, and Forum Financial, provide an unmatched platform from which to grow," said Prince.

        "We surpassed $100 billion in equity capital and trust preferred securities for the first time in our history, and we increased our common dividend 94% during the year while maintaining industry-leading credit ratings. Throughout the year, we invested in each of our global businesses, strengthening their competitive positions as we enter 2004. Our leading market positions and our unique international presence make us extremely well-positioned to capitalize on the improving global economic environment."

        Mr. Prince continued, "Our ability to continue to grow and evolve as an organization, even as we completed a seamless transition to new leadership, was perhaps our most important accomplishment. With the blueprint established under Sandy Weill, we've continued to forge a new model of a highly successful, global financial services company, capable of delivering consistent growth to our shareholders."

        Highlights of 2003 and the quarter included:

  •
  Full year revenues increased 9% over 2002, reaching $77.4 billion, outpacing expense growth of 5%. For the fourth quarter, revenue growth was 13%, while expenses declined 6% from the fourth quarter of 2002. The prior year quarter included a $1.3 billion after-tax charge related to the establishment of reserves for regulatory settlements and related civil litigation.

  •
  Expense growth during 2003 resulted from investments made by the company to position its businesses for future growth, as well as a number of extraordinary items. During 2003, Citigroup invested in increasing sales forces and the branch network, increased spending for marketing and advertising to support its Global Consumer activities; repositioned several businesses, including the Latin American franchise, Japan consumer finance, and the Private Bank's European operation; and increased spending on new business initiatives. In addition, higher pension and insurance expense, the cost of expensing options and increased deferred acquisition costs accounted for approximately $450 million of incremental spending in 2003.

  •
  Citigroup maintained the number one position for the ninth consecutive quarter in global debt and equity underwriting and also continued to rank number one for global debt and equity disclosed fees as well as global long term debt. Citigroup was also the top-ranked international bond issuer.

  •
  Citigroup closed on the purchase of the Sears' credit card and financial products business. Combined with the Home Depot card relationship, acquired earlier in 2003, Citigroup is now the largest private label card issuer in the U.S. with $29 billion in receivables.

  •
  Income for Citigroup International, which operates in 95 countries outside of North America, increased 18% to $4.91 billion in 2003, reflecting its focus on high potential markets around the world.

  •
  Citigroup recorded $351 million in credit costs associated with Parmalat, reflecting the writedown of the majority of the company's unsecured exposure as well as significant reserves taken against secured exposure. Citigroup's remaining credit exposure to Parmalat is $302 million, the majority of which is secured by third party receivables. Citigroup also experienced $21 million in trading losses related to Parmalat in the fourth quarter, and has $15 million of marked-to-market trading exposure remaining.

  •
  The total provision for credit losses fell 18% from the fourth quarter of 2002. Other than Parmalat, there was a release of $200 million in the corporate reserve for credit losses reflecting a continued improvement in the portfolio. Commercial cash basis loans improved by $576 million from the fourth quarter of 2002, and by $370 million from the third quarter of 2003. Consumer loss rates (excluding commercial markets) were 3.20%, increasing slightly from the prior year and prior quarter as a result of the inclusion of the Sears' credit card portfolios. The allowance for credit losses of $13.2 billion reflects the addition of reserves related to the Sears' credit card portfolios.

  •
  Citigroup's return on common equity was 19.9% for the fourth quarter and 19.8% for the full year. Total equity and trust preferred securities totaled $104 billion at year end. In the fourth quarter, Citigroup repurchased 13.1 million shares at a total cost of $621 million, bringing the total number of shares repurchased in 2003 to 62.0 million. The company has $2.7 billion authorized for future share repurchases.

GLOBAL CONSUMER

        Income of $2.66 billion for the fourth quarter, up 14%. Full year income of $9.6 billion, up 17%. Revenues up 11% for the quarter, and 9% for the full year. Highlights included:

  •
  Cards income increased 23% to $1.14 billion, a record quarter, and now serves over 145 million accounts with $163 billion in receivables globally. In North America, the Sears' acquisition added $29 billion in receivables and, along with the third quarter 2003 acquisition of the Home Depot portfolio, drove receivables growth of 24%. This increased volume and a 20% year-over-year increase in the provision for credit losses led to 25% income growth, to $1.0 billion. Receivables volume growth, combined with a 141 basis point improvement, on a managed basis, in the net interest margin and 10% growth in sales volume, drove 21% revenue growth. International cards income increased 7% to $126 million. Account growth of 17% and managed receivables growth of 23%, partially driven by the acquisition of Diners Europe, led to 25% revenue growth. The Diners acquisition, combined with costs associated with expansion into Russia and China, contributed to a 47% increase in expenses, while net credit losses improved by 37 basis points.

  •
  Consumer Finance income declined 17% to $468 million, reflecting continued difficult business conditions in Japan. Income for North America rose 5% on the strength of 10% receivables growth as well as a 29 basis point improvement in the net credit loss rate, while the net interest margin remained stable. International consumer finance income fell 54% from the prior year quarter, largely resulting from a continuation of the challenging operating environment in Japan where portfolio contraction has continued as the business is repositioned. Net credit losses in Japan improved from the prior quarter. Income was flat to the third quarter of 2003.

  •
  Retail Banking income of $1.07 billion rose 24% over the fourth quarter of 2002 with strong performance across most regions. Income in North America rose 22%, reflecting 7% revenue growth and an improvement in the provision for credit losses, partly offset by higher investment spending. Results for North America Retail Banking benefited from the contribution of Golden State Bancorp's retail banking and mortgage operations, as well as from higher mortgage volumes. Loans in North America rose 9% and deposits rose 7%, while investment products revenue increased 14% in the quarter. International retail banking income of $341 million represented a 28% increase, driven by 16% deposit growth and 13% loan growth. Strong performance continued to be generated in EMEA, led by installment loan growth in Germany, as well as in Asia, and increased investment products sales.

GLOBAL CORPORATE AND INVESTMENT BANK

        Income of $1.28 billion for the fourth quarter, compared to a loss of $326 million the prior year, which included a $1.3 billion after-tax charge related to the establishment of reserves for regulatory settlements and related civil litigation. Full year income of $5.39 billion, up 71%. Highlights included:

  •
  Capital Markets and Banking income was $1.1 billion, increasing 26% from the fourth quarter of 2002. Revenues increased 12% led by continued strong investment banking results and a 23% increased in trading-related revenue as compared to the year ago period. Fixed income and equity underwriting revenues were up 26% in the fourth quarter, and trading-related revenue benefited from improved fixed income results and a higher level of net interest revenues. Expenses increased 32%, resulting from a 38% increase in compensation and benefits compared to the prior year quarter, when the company recorded unusually low compensation accruals. The provision for credit losses of $272 million included $338 million of the credit losses associated with Parmalat, as well as higher write-offs in the emerging markets, partially offset by a $156 million reserve release, reflecting improvements in the broader corporate portfolio.

  •
  Transaction Services' income was $183 million, a 48% increase over the fourth quarter of 2002, as credit costs declined significantly from the year ago period, reflecting a $44 million reserve release. Revenues rose 3%, led by higher volumes in Global Securities Services and the contribution of new customer relationships. Liability balances increased 21% and assets under custody rose 25%. Expenses increased 2%, as expense controls in Cash Management were offset by investment spending in Trade and Global Securities Services related to higher business volumes and integration costs associated with new business relationships.

PRIVATE CLIENT SERVICES

        Income of $237 million for the fourth quarter, up 39%. Full year income of $778 million, down 3%. Highlights included:

  •
  Income for Private Client Services increased, as revenues in the quarter rose 16%, reflecting higher transaction volumes as well as higher asset values in fee-based asset programs. Annualized revenue per Financial Consultant reached $508,000. The pre-tax profit margin reached 25% in the fourth quarter, the highest level in three years, and was 22% for the full year. Total client assets rose 20%, exceeding $1.0 trillion, while assets under fee-based management increased 32% to $209 billion. Net flows in the quarter were $9 billion, and totaled $28 billion for the full year. Assets in the company's bank deposit program stood at $41 billion.

GLOBAL INVESTMENT MANAGEMENT

        Income of $431 million for the fourth quarter, up 4%. Full year income of $1.70 billion, up 11%. Highlights included:

  •
  Life Insurance and Annuities income decreased 5% to $173 million. Travelers Life & Annuity income declined $35 million as a result of lower investment yields, which offset higher business volumes. Individual annuity, group annuity and life insurance account balances all reached record levels, increasing 19%, 13% and 25%, respectively. International insurance recorded income of $15 million, $25 million higher than the prior year period due to the absence of charges related to Argentina as well as strong business volumes. Citigroup's joint venture with Mitsui Sumitomo generated a record $1.2 billion in variable annuity deposits in the quarter.

  •
  The Private Bank's income rose 19% to $145 million, the eighth consecutive record quarter. Revenue growth of 15% was driven by higher fees, lending activity and client trading. Expenses increased by 19%, including costs associated with restructuring actions taken in Europe during the quarter. Excluding EMEA, regional results were strong, led by growth in Japan of 55%, Asia of 49%, North America of 27% and Latin America of 17%. Client business volumes rose 15% to end the year at $195 billion.

  •
  Income for Asset Management, which includes Retirement Services, was $113 million, a 4% increase over the fourth quarter of 2002. Revenues increased 9% on the strength of higher market values reflecting improved global equity markets, and an increase related to certain assets consolidated under FIN 46 which was offset in minority interest. Expenses increased 5%, including higher expenses related to legal matters. Assets under management grew to $521 billion, a 13% increase boosted by positive market action and $12 billion in cumulative net flows. Citigroup Asset Management's market share of proprietary channels was 31% in the Smith Barney Private Client Division, 75% in Primerica Financial Services, and 43% in Citibanking North America.

CITIGROUP INTERNATIONAL

        Full year income for Citigroup's international operations was $4.91 billion, an 18% increase over 2002. This growth was achieved despite a 12% decline in fourth quarter earnings to $1.12 billion. Results for the quarter, which are fully reflected in the product disclosures above, included:

  •
  Asia's income of $461 million advanced 19%. The corporate and investment bank benefited from strong results in fixed income and a rebound in equities, which drove 26% revenue growth. Higher expenses were offset by an improvement in credit costs, leading to 28% income growth. Consumer income rose 9% to $220 million, driven by strong investment products sales and growth in cards.

  •
  Income for Europe, Middle East and Africa (EMEA) fell 42% to $352 million, largely resulting from $236 million of the credit losses related to Parmalat as well as the absence of prior year asset sale gains. Revenues for the corporate and investment bank increased 10% to a record $1.6 billion, led by continued strong results in fixed income, although income fell sharply in the fourth quarter to $140 million, reflecting higher credit losses as well as higher expenses. Consumer income declined 10%, reflecting higher expense growth, driven by restructuring initiatives, which outpaced 15% revenue growth.

  •
  Japan's income fell 21% to $167 million, largely resulting from a 56% decline in consumer earnings from the prior year. The company's consumer finance business, facing higher customer bankruptcies over the past 18 months, has reduced its portfolio and repositioned its operations. Consumer net credit losses improved from the third quarter, and income was flat to the prior quarter.

  •
  Latin America's income rebounded 83% to $139 million, driven by lower consumer and corporate credit costs. The corporate and investment bank contributed $104 million in income, up 22%. Revenues were lower, however, impacted by tightening spreads and lower volatility in the major Latin American markets. Consumer income was $36 million, as compared to $7 million in the prior year period, with revenue growth of 32%, led by retail banking.

PROPRIETARY INVESTMENT ACTIVITIES AND CORPORATE/OTHER

        Citigroup's Proprietary Investment Activities recorded income of $107 million for fourth quarter of 2003, primarily reflecting realized gains and marked-to-market improvements in the private equity portfolio. Assets declined by over $900 million from the prior year and $550 million from the prior quarter, reflecting the continued reduction of assets in the private equity portfolio. Corporate/Other income of $42 million reflected continued strong treasury performance including net realized gains in the treasury portfolio.

        Citigroup (NYSE: C), the preeminent global financial services company with some 200 million customer accounts in approximately 100 countries, provides consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, insurance, securities brokerage, and asset management. Major brand names under Citigroup's trademark red umbrella include Citibank, CitiFinancial, Primerica, Smith Barney, Banamex, and Travelers Life and Annuity. Additional information may be found at www.citigroup.com.

        A financial summary follows. Additional financial, statistical and business-related information, as well as business and segment trends, is included in a Financial Supplement. Both the earnings release and the Financial Supplement are available on Citigroup's web site (http://www.citigroup.com). This document can also be obtained by calling 1-800-853-1754 within the United States or 732-935-2771 outside the United States.

        Certain statements in this document are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in Citigroup's filings with the Securities and Exchange Commission.

Contacts:
Press:	Leah Johnson	(212) 559-9446
	Shannon Bell	(212) 793-6206
Investors:	Sheri Ptashek	(212) 559-2718
Fixed Income Investors:	John Randel	(212) 559-5091

Citigroup Net Income—Product View
(In Millions of Dollars, except per share data)

	Fourth Quarter			Full Year
			% Change			% Change
	2003	2002		2003	2002
Global Consumer
Cards	$1,143	$931	23	$3,631	$3,081	18
Consumer Finance	468	562	(17)	1,928	2,199	(12)
Retail Banking	1,067	860	24	4,176	3,031	38
Other	(15)	(13)	(15)	(87)	(59)	(47)

Total Global Consumer	2,663	2,340	14	9,648	8,252	17

Global Corporate and Investment Bank
Capital Markets and Banking	1,105	877	26	4,632	3,995	16
Transaction Services	183	124	48	770	558	38
Other(A)	(8)	(1,327)	99	(15)	(1,394)	99

Total Global Corporate and Investment Bank	1,280	(326)	NM	5,387	3,159	71

Private Client Services	237	171	39	778	799	(3)

Global Investment Management
Life Insurance and Annuities	173	183	(5)	751	617	22
Private Bank	145	122	19	551	463	19
Asset Management	113	109	4	394	443	(11)

Total Global Investment Management	431	414	4	1,696	1,523	11

Proprietary Investment Activities	107	(74)	NM	230	(229)	NM

Corporate / Other	42	(96)	NM	114	(56)	NM

Income From Continuing Operations	4,760	2,429	96	17,853	13,448	33

Discontinued Operations, After-tax(B)	—	—	—	—	1,875	—
Cumulative Effect of Accounting Change(C)	—	—	—	—	(47)	—

Net Income	$4,760	$2,429	96	$17,853	$15,276	17

Diluted Earnings Per Share:
Income From Continuing Operations	$0.91	$0.47	94	$3.42	$2.59	32
Net Income	$0.91	$0.47	94	$3.42	$2.94	16

(A)
The 2002 fourth quarter includes a $1.3 billion after-tax charge related to the establishment of reserves for regulatory settlements and related civil litigation.
(B)
Travelers Property Casualty Corp. (TPC) (a wholly-owned subsidiary of Citigroup on December 31, 2001) sold 231,000,000 shares of its class A common stock at $18.50 per share in an initial public offering (IPO) on March 27, 2002. Citigroup made a tax-free distribution to its stockholders of a portion of its ownership interest in TPC on August 20, 2002. Discontinued Operations includes the operations of TPC, the $1.270 billion gain on the IPO ($1.061 billion after-tax recognized in the 2002 first quarter and $97 million after-tax recognized in the 2002 third quarter) and income taxes on the operations and IPO gain. Citigroup remains a holder of approximately 9.9% of TPC's common equity.
(C)
Accounting Change refers to the 2002 first quarter adoption of the remaining provisions of SFAS No. 142, "Goodwill and Other Intangible Assets" (SFAS 142).

NM
Not meaningful

Reclassified to conform to the current period's presentation.

Citigroup Net Income—Regional View
(In Millions of Dollars)

	Fourth Quarter			Full Year
			% Change			% Change
	2003	2002		2003	2002
North America (excluding Mexico)(1)
Consumer	$1,927	$1,511	28	$6,613	$5,500	20
Corporate	678	(1,000)	NM	2,456	974	NM
Private Client Services	237	171	39	778	799	(3)
Investment Management	293	313	(6)	1,303	1,085	20

Total North America (excluding Mexico)	3,135	995	NM	11,150	8,358	33

Mexico
Consumer	176	176	—	737	521	41
Corporate	106	88	20	431	450	(4)
Investment Management	75	62	21	284	235	21

Total Mexico	357	326	10	1,452	1,206	20

Europe, Middle East and Africa (EMEA)
Consumer	212	236	(10)	749	708	6
Corporate	140	352	(60)	998	857	16
Investment Management	—	14	(100)	6	22	(73)

Total EMEA	352	602	(42)	1,753	1,587	10

Japan
Consumer	92	208	(56)	521	950	(45)
Corporate	48	(11)	NM	132	96	38
Investment Management	27	14	93	89	56	59

Total Japan	167	211	(21)	742	1,102	(33)

Asia (excluding Japan)
Consumer	220	202	9	837	718	17
Corporate	204	160	28	767	722	6
Investment Management	37	27	37	163	107	52

Total Asia	461	389	19	1,767	1,547	14

Latin America
Consumer	36	7	NM	191	(145)	NM
Corporate	104	85	22	603	60	NM
Investment Management	(1)	(16)	94	(149)	18	NM

Total Latin America	139	76	83	645	(67)	NM

Proprietary Investment Activities	107	(74)	NM	230	(229)	NM

Corporate/Other	42	(96)	NM	114	(56)	NM

Income From Continuing Operations	$4,760	$2,429	96	$17,853	$13,448	33

Discontinued Operations, After-tax(A)	—	—	—	—	1,875	—
Cumulative Effect of Accounting Changes(B)	—	—	—	—	(47)	—

Net Income	$4,760	$2,429	96	$17,853	$15,276	17

(1)
Excludes Proprietary Investment Activities and Corporate/Other.

NM
Not meaningful

Reclassified to conform to the current period's presentation.

Citigroup Segment Revenue—Product View
(In Millions of Dollars)

	Fourth Quarter			Full Year
			% Change			% Change
	2003	2002		2003	2002
Global Consumer
Cards	$4,485	$3,646	23	$14,669	$13,688	7
Consumer Finance	2,541	2,564	(1)	10,003	9,807	2
Retail Banking	4,066	3,700	10	16,405	14,181	16
Other	27	141	(81)	118	288	(59)

Total Global Consumer	11,119	10,051	11	41,195	37,964	9

Global Corporate and Investment Bank
Capital Markets and Banking	3,858	3,451	12	16,425	15,739	4
Transaction Services	913	890	3	3,627	3,620	—
Other(A)	6	44	(86)	(12)	(216)	94

Total Global Corporate and Investment Bank	4,777	4,385	9	20,040	19,143	5

Private Client Services	1,562	1,342	16	5,827	5,830	—
Global Investment Management
Life Insurance and Annuities	1,279	1,099	16	4,948	4,076	21
Private Bank	505	439	15	1,995	1,704	17
Asset Management	487	445	9	1,742	1,841	(5)

Total Global Investment Management	2,271	1,983	15	8,685	7,621	14

Proprietary Investment Activities	287	(30)	NM	1,008	(35)	NM

Corporate/Other	138	142	(3)	687	785	(12)

Total Revenues, Net of Interest Expense	$20,154	$17,873	13	$77,442	$71,308	9

NM
Not meaningful

Reclassified to conform to the current period's presentation.

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  Exhibit 99.1
CITIGROUP'S 2003 NET INCOME A RECORD $17.85 BILLION INCOME FROM CONTINUING OPERATIONS UP 33% 2003 EPS FROM CONTINUING OPERATIONS OF $3.42, INCREASING 32% REVENUES UP 9% IN 2003 TO $77.4 BILLION RECORD FOURTH QUARTER EARNINGS OF $4.76 BILLION, A 96% INCREASE FOURTH QUARTER EPS RISING 94% TO $0.91 FOURTH QUARTER REVENUES UP 13% TO $20.2 BILLION